                                                                               NEWS RELEASE

Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2015
FIRST QUARTER FINANCIAL RESULTS

• Net Earnings Improve to $0.36 per Diluted Share
• Profitable Sales Mix Increases Gross Margins to 34.5 Percent
• Sales to Asia Down From Record Levels
• Six-Month Backlog at September 26, 2014 was $63,979,000

RACINE, WISCONSIN—October 28, 2014—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2015 first quarter ended September 26, 2014.

Sales for the first three months of fiscal 2015 were $64,824,000, compared to $66,426,000 for the same period last year.  The decline in sales was primarily due to moderating demand in the Company’s Asian markets for commercial marine and oil and gas products, partially offset by increased shipments to the Company’s North American pressure-pumping customers.  Demand from customers in Europe remains weak, while overall demand in North America remains stable influenced by the Company’s commercial marine, industrial products, and oil and gas markets.

Gross margin for the fiscal 2015 first quarter was 34.5 percent, compared to 31.1 percent in the fiscal 2014 first quarter.  The increase in fiscal 2015 first quarter gross margin was the result of a more profitable mix of business, primarily driven by higher shipments of pressure-pumping transmissions to North American customers.

For the fiscal 2015 first quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 24.5 percent, compared to 23.4 percent for the fiscal 2014 first quarter.  ME&A expenses increased $393,000 versus the same period last fiscal year.  The increase in ME&A expenses for the quarter relates to increased bonus expense and general inflationary increases in salaries, wages and benefits, partially offset by lower pension expense and stock-based compensation expense.

The fiscal 2015 first quarter tax rate was 39.0 percent, compared to the fiscal 2014 first quarter rate of 64.4 percent.  Both periods were impacted by non-deductible operating losses in a certain foreign jurisdiction that is subject to a full valuation allowance.  Adjusting both periods for the non-deductible losses, the fiscal 2015 first quarter rate would have been 36.3 percent, compared to 39.7 percent for the fiscal 2014 first quarter.  The fiscal 2014 rate was unfavorably impacted by adjustments to tax on foreign earnings (Canada and Italy) recorded in the first quarter.

Net earnings attributable to Twin Disc for the fiscal 2015 first quarter were $4,043,000, or $0.36 per diluted share, compared to earnings of $1,277,000, or $0.11 per diluted share, for the fiscal 2014 first quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $9,364,000 for the fiscal 2015 first quarter, compared to $6,606,000 for the fiscal 2014 first quarter.

Commenting on the results, John Batten, President and Chief Executive Officer, stated: “Over the past several years demand from customers in Asia was very strong; however demand for commercial marine and oil and gas products in this market moderated unexpectedly in the fiscal 2015 first quarter.  We are optimistic demand in Asia will begin to improve throughout the remainder of the year, but expect sales in this region to be down from previous record levels.  While quarterly sales declined 2.4 percent, we experienced an 8.3 percent improvement in gross profit dollars as a result of higher oil and gas transmission systems to customers in North America.  We are cautiously optimistic demand from the North American oil and gas market will improve throughout the year, but the timing of orders may vary from quarter to quarter.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Our balance sheet remains healthy.  At September 26, 2014 the Company had cash of $25,700,000, compared to $24,757,000 at June 30, 2014.  Total debt was $23,573,000, compared to $18,404,000 at June 30, 2014.  The increase in debt was primarily due to contributions to the Company’s domestic defined benefit plans of $3,360,000.  Total debt to total capital remains low at 13.5 percent at September 26, 2014 and provides the Company with significant liquidity to fund its internal and acquisitive growth plans.  Capital expenditures during the fiscal 2015 first quarter were $2,175,000 compared with $866,000 for the same period last year.  We anticipate investing between $10,000,000 to $12,000,000 in capital expenditures during the remainder of the year.”

Mr. Batten continued: “Our six-month backlog at September 26, 2014 was $63,979,000 compared to $66,102,000 at June 30, 2014 and $58,053,000 at September 27, 2013.  Customer activity remains high but the sales cycle has been extended as customers have grown increasingly cautious on placing orders.  As a result, we anticipate sales will remain soft in the second quarter, but in line with the fiscal 2014 second quarter.  While we are happy with the performance in the first quarter and the start to the fiscal year, recent order and macro-economic trends cloud our ability to forecast confidently the balance of the year.  Certainly, we expect that fiscal 2015 will be a better year, both on the top line and bottom line.  Over the past several years, we have significantly diversified our product and geographic mix, which has fundamentally improved our ability to withstand near-term market volatility, such as the unexpected slowdown we experienced in our Asian markets in the first quarter.  Our strong balance sheet provides the Company substantial flexibility to support our supply chain and quickly fill orders, fund internal growth initiatives, and invest in potential acquisitions.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, October 28, 2014. To participate in the conference call, please dial 888-299-7209 five to ten minutes before the call is scheduled to begin.  A replay will be available from 2:00 p.m. October 28, 2014 until midnight November 4, 2014. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 8375237.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended
	September 26, 2014	September 27, 2013
Net sales	$64,824	$66,426
Cost of goods sold	42,435	45,759
Gross profit	22,389	20,667
Marketing, engineering and administrative expenses	15,910	15,517
Restructuring of operations	-	1,094
Earnings from operations	6,479	4,056
Interest expense	164	254
Other income, net	(340)	(34)
Earnings before income taxes and noncontrolling interest	6,655	3,836
Income taxes	2,593	2,472

Net earnings	4,062	1,364
Less: Net earnings attributable to noncontrolling interest, net of tax	(19)	(87)
Net earnings attributable to Twin Disc	$4,043	$1,277
Earnings per share:
Basic earnings per share attributable to Twin Disc common shareholders	$0.36	$0.11
Diluted earnings per share attributable to Twin Disc common shareholders	$0.36	$0.11
Weighted average shares outstanding:
Basic	11,270	11,234
Diluted	11,276	11,240
Dividends per share	$0.09	$0.09

Comprehensive income:
Net earnings	$4,062	$1,364
Other comprehensive income:
Foreign currency translation adjustment	(4,328)	1,880
Benefit plan adjustments, net	488	450
Comprehensive income	222	3,694
Comprehensive income attributable to noncontrolling interest	(28)	(41)
Comprehensive income attributable to Twin Disc	$194	$3,653

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended
	September 26, 2014	September 27, 2013
Net earnings attributable to Twin Disc	$4,043	$1,277
Interest expense	164	254
Income taxes	2,593	2,472
Depreciation and amortization	2,564	2,603
Earnings before interest, taxes, depreciation and amortization	$9,364	$6,606

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 26,	June 30,
	2014	2014
ASSETS
Current assets:
Cash	$25,700	$24,757
Trade accounts receivable, net	39,120	40,219
Inventories, net	97,452	97,579
Deferred income taxes	4,677	4,779
Other	11,988	12,763

Total current assets	178,937	180,097

Property, plant and equipment, net	58,980	60,267
Goodwill, net	13,314	13,463
Deferred income taxes	1,434	2,556
Intangible assets, net	2,659	2,797
Other assets	8,227	7,805

TOTAL ASSETS	$263,551	$266,985

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,575	$3,604
Accounts payable	20,781	22,111
Accrued liabilities	29,730	31,265

Total current liabilities	54,086	56,980

Long-term debt	19,998	14,800
Accrued retirement benefits	32,734	37,006
Deferred income taxes	1,408	1,778
Other long-term liabilities	4,247	4,110

Total liabilities	112,473	114,674

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,708	11,973
Retained earnings	186,723	183,695
Accumulated other comprehensive loss	(19,792)	(15,943)

	178,639	179,725
Less treasury stock, at cost (1,834,734 and 1,837,595 shares, respectively)	28,097	28,141

Total Twin Disc shareholders' equity	150,542	151,584

Noncontrolling interest	536	727
Total equity	151,078	152,311

TOTAL LIABILITIES AND EQUITY	$263,551	$266,985

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	Three Months Ended
	September 26, 2014	September 27, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$4,062	$1,364
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	2,564	2,603
Restructuring of operations	-	1,094
Other non-cash changes, net	962	2,323
Net change in working capital, excluding cash and debt, and other	(7,209)	2,338
Net cash provided by operating activities	379	9,722

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(2,175)	(866)
Proceeds from sale of fixed assets	89	-
Other, net	(166)	-
Net cash used by investing activities	(2,252)	(866)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable	(29)	(14)
Borrowings under revolving loan agreement	21,750	16,600
Repayments under revolving loan agreement	(16,550)	(18,905)
Proceeds from exercise of stock options	15	-
Dividends paid to shareholders	(1,015)	(1,015)
Dividends paid to noncontrolling interest	(220)	(486)
Excess tax (shortfall) benefits from stock compensation	(31)	435
Other	(313)	(2,126)
Net cash provided (used) by financing activities	3,607	(5,511)

Effect of exchange rate changes on cash	(791)	(7)

Net change in cash and cash equivalents	943	3,338

Cash and cash equivalents:
Beginning of period	24,757	20,724

End of period	$25,700	$24,062

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